EXHIBIT 99.1
CALCULATION OF THE MAXIMUM NOTES BALANCE AT SEPTEMBER 30, 2005
UNDER THE SENIOR SECURED NOTES FACILITY DATED JANUARY 13, 2005
(dollars in thousands)

I. Lesser of:

A. the product of:

1. the Free Cash Flow Multiple	8.5x
Multiplied by
2. Services Business Free Cash Flow	$7,303

	$62,076

Or

B. the product of:

x. 2.0 times	2.0x
multiplied by
y. Services Business Revenue	$19,755

	$39,510
		$39,510

II. Lesser of

1. 50% of the results of the immediately preceding clause (I)	$19,755
Or
2. 30% of the Company’s After-tax PV10	$16,640
		$16,640

III. 10% of the Company’s After-tax PV10		$5,547

Maximum Notes Balance = (I) + (II) + (III)		$61,697

Aggregate Notes Outstanding at Determination Date		$39,500

Company’s After-tax PV10 as of September 30, 2005		$55,466

Services Business Revenue {Section 2(a)(xxxx)}		$19,755

Services Business Free Cash Flow {Section 2(a)(xxxix)}
Services Business operating income	$5,942
Services Business depreciation and amortization expense	1,361
Less: Any net operating income from affiliates	—

(A) Services Business net operating income before interest, taxes, depreciation and amortization		$7,303

(B) Aggregate interest paid on permitted indebtedness		141

Services Business capital expenditures	$3,482
Less: Service Business equipment sales procces	(381)
Less: Issuances of stock by Infinity, less costs	(9,978)

	—
Less: Aggregate interest expense	(141)

Services Business capital expenditures, not funded	(141)	(141)

		$7,303

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